EXHIBIT 99.1

Explanation of Responses

(1)                                  Prior to the transaction reported herein, TD Group Holdings, LLC (“TD LLC”) owned an aggregate of 14,410,837 shares of common stock (the “Common Stock”), par value $0.01 per share, of TransDigm Group Incorporated (the “Company”).  On May 12, 2008, TD LLC distributed an aggregate of 3,027,636 shares of Common Stock to its members (the “LLC Distribution”), which distribution was made on a pro rata basis with no consideration being paid to TD LLC in connection therewith.

Warburg Pincus Private Equity VIII, L.P., including two affiliated partnerships (“WP VIII”), is the managing member of TD LLC, and, as such, has voting and investment power over the Common Stock held by TD LLC, including the Common Stock with respect to which WP VIII does not have a pecuniary interest.  WP VIII disclaims beneficial ownership of all Common Stock to which WP VIII does not have a pecuniary interest. Warburg Pincus Partners, LLC (“WP Partners LLC”), a subsidiary of Warburg Pincus & Co. (“WP”), is the sole general partner of WP VIII.  WP VIII is managed by Warburg Pincus LLC (“WP LLC” and together with WP, WP VIII and WP Partners LLC, the “Warburg Entities”). WP Partners LLC and WP LLC may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 under the Securities Exchange Act of 1934, as amended) in an indeterminate portion of the Common Stock held by TD  LLC. WP Partners LLC and WP LLC disclaim beneficial ownership of all Common Stock held by TD LLC except to the extent of any pecuniary interest therein.  Charles R. Kaye and Joseph P. Landy are Managing General Partners of WP and Managing Members of WP LLC and may be deemed to control the Warburg Entities.  Messrs. Kaye and Landy disclaim beneficial ownership of all Common Stock held by TD LLC except to the extent of any pecuniary interest therein. The address of the Warburg Entities is 466 Lexington Avenue, New York, New York 10017.